Exhibit 23L-
                         FORM OF SUBSCRIPTION AGREEMENT


Sirius Investment Trust
7300 College Blvd., Suite 308
Overland Park, KS  66210

Gentlemen:

The undersigned person ("Subscriber") hereby subscribes for and agrees to acquire from Sirius Investment Trust (the "Trust"), a statutory business trust organized under the laws of the State of Delaware and operating as an open-end management investment company, in consideration of a cash contribution of One-Hundred Thousand Dollars ($100,000.00), the following number of shares of no par value common stock (the "Shares") of the below-listed series of the Trust at the price of Ten Dollars ($10.00) per share:

         Sirius Small-Cap Fund-             5,000 shares
         Sirius American Endeavor Fund-     5,000 shares

In respect of Subscriber's agreement to acquire the Shares, Subscriber hereby makes the following warranties and representations to the Trust:

     1. Subscriber expressly acknowledges and agrees that the Shares are issued in reliance upon the exemption from registration contained in
          Section 4(2) of the Securities Act of 1933 (the "Securities Act"), and that the Shares will or may also be issued in reliance upon the exemptions from registration contained in relevant sections of the Delaware Securities Act and/or comparable exemptions contained in the securities laws of other jurisdictions to the extent applicable, and that the transfer of the Shares are likely to be restricted or limited as a condition to the availability of such exemptions.

     2. The Shares are being purchased for investment for the account of the undersigned and without the intent of participating directly or indirectly in a distribution of such Shares, and the Shares will not be transferred except in a transaction that is in compliance with any and all applicable securities laws.

     3.   Subscriber  has  been  supplied  with,  or  has  had  access  to,  all information, including financial statements and other financial information, relating to the Trust, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions of, and receive answers from, knowledgeable individuals concerning the Trust and the Shares.

     4. Subscriber understands that no registration statement or prospectus with respect to the Trust or the Shares is yet effective, and Subscriber has made his own inquiry and analysis with respect to the Trust and the Shares.

     5. Subscriber personally, or together with his purchaser representative, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Trust and the Shares.

     6. Subscriber is financially able to bear the economic risk of this investment, can afford to hold the shares for an indefinite period and can afford a complete loss of this investment

Dated as of the ___ day of September, 2003.

SUBSCRIBED BY:

________________________________
THOMAS W. LAMING


ACCEPTED BY
SIRIUS INVESTMENT TRUST

________________________________
By:  Thomas W. Laming
Its:  President

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